Exhibit 99.1

Blueknight Announces Fourth Quarter and Full Year 2018 Results

OKLAHOMA CITY - March 11, 2019 - Blueknight Energy Partners, L.P. (“BKEP” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today announced its financial results for the three and twelve months ended December 31, 2018.

Summary:

Results for the Quarter:

•
Net loss of $50.7 million for the three months ended December 31, 2018, as compared to net income of $0.4 million for the same period in 2017. Net loss for the fourth quarter ended December 31, 2018, was impacted by impairment charges of $40.7 million and $10.0 million related to the Partnership’s Oklahoma pipeline system and the Cimarron Express pipeline project, respectively. Net income for the fourth quarter ended December 31, 2017, was impacted by a $2.4 million asset impairment charge related to the crude oil trucking and producer field services business segment.

•
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $13.8 million for the fourth quarter ended December 31, 2018, as compared to $14.1 million for the same period in 2017.

•
Distributable cash flow of $6.5 million for the quarter ended December 31, 2018, as compared to $8.6 million for the same period in 2017.  Adjusted EBITDA and distributable cash flow, including a reconciliation of such measures to net income, are explained in the section of this release entitled “Non-GAAP Financial Measures.”

Results for the Year:

•
Net loss of $42.0 million for the twelve months ended December 31, 2018, as compared to net income of $20.0 million for the same period in 2017. Net income for the twelve months ended December 31, 2018, was impacted by impairment charges of $40.7 million and $10.0 million related to the Partnership’s Oklahoma pipeline system and the Cimarron Express pipeline project, respectively. Net income for the twelve months ended December 31, 2017, was impacted by a $2.4 million asset impairment charge related to the crude oil trucking and producer field services business segment.

•	Adjusted EBITDA of $60.3 million for the twelve months ended December 31, 2018, as compared to $70.1 million for the same period in 2017.

•	Distributable cash flow of $34.8 million for the twelve months ended December 31, 2018, as compared to $48.2 million for the same period in 2017.

•	Distribution coverage ratio for the twelve months ended December 31, 2018, was approximately 0.83 times.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018, to be filed with the SEC on March 12, 2019.

Comments from BKEP CEO Mark Hurley:

“As noted above, our net loss in the fourth quarter was impacted by impairment charges primarily related to our Oklahoma pipeline system and the Cimarron Express pipeline project. Our fourth quarter 2018 Adjusted EBITDA results were in line with the same period last year although, for the full year, we were down approximately $9.8 million. As we have discussed in previous communications, most of this reduction is attributable to the Crude Oil Terminalling Services segment, where a challenging market in mid-2018 led to a significant reduction in revenue. Fortunately, the market has rebounded well. The contango structure in the crude oil forward price curve has returned and our Cushing terminal, as of the first quarter 2019, is once again fully leased and should remain so through the rest of the year. In addition, we are seeing a high rate of throughput at our terminal, which is also positive for revenues.

“Inventories at Cushing have been consistently increasing since the fourth quarter of 2018 and now stand at 47.5 million barrels, according to the Energy Information Administration, which is approximately 20 million barrels higher than this time last year. Industry analysts are forecasting a continuing inventory build through the rest of 2019, which should support a strong storage market.

“Our asphalt business had another solid quarter, although the year did have some challenges with respect to the weather. Wet conditions in the East affected volumes. We are anticipating a good year in our Asphalt Terminalling Services segment in 2019. Our terminals in Colorado, in particular, are expected to see an increase in throughput volume. Also, we are pleased to announce our Ergon lease and services contracts have been renewed for 5 years. In addition, the acquisition of the Muskogee terminal, completed in April of 2018, has been a very successful investment.

“These two segments, Crude Oil Terminalling Services and Asphalt Terminalling Services, make up most of our earnings and are highly contracted on a take-or-pay basis for the rest of the year. We estimate 92% of our revenue for these two segments is contracted on a take-or-pay basis.

“Following the start-up of our light crude oil pipeline in the second half of 2018, our Crude Oil Pipeline Services segment is expected to be cash-flow positive in the first quarter of 2019. Volumes ramped up in the fourth quarter of 2018 and have continued to increase in the first quarter of 2019. The two systems together are expected to average approximately 40,000 barrels per day in March. As was communicated on February 26, work has been halted on the previously announced Cimarron Express pipeline due to project economic considerations. As of December 31, 2018, Cimarron Express had spent approximately $30.6 million on the pipeline project. Both BKEP and Ergon, Inc. (“Ergon”) are currently evaluating the status of the investment in Cimarron Express. To the extent Ergon exercises its right to “put” its interest in the Cimarron Express project to BKEP, BKEP would be responsible for 50% of the total amount spent by the pipeline project plus interest at 9% per annum. BKEP anticipates the principal cost of Ergon’s put could be reduced by $4.0 million to $7.0 million upon the sale of the assets of the Cimarron Express joint venture, for a total net cost to BKEP of $8.0 million to $11.0 million plus interest.

“Our consolidated total leverage ratio finished the year at 5.09 to 1.00 at year-end, down from 5.39 to 1.00 at the end of the third quarter, 2018. Reducing leverage is a key priority for the Partnership over the course of 2019 and our plans call for a steady decline in the leverage ratio over the next several quarters.

“Finally, a huge congratulations to our Crude Oil Trucking Services organization. For the third year in a row, they have won the Oklahoma Trucking Association’s top safety award for their division. And in two out of the last three years, they have won the Association’s Grand Champion Award covering all divisions.”

Results of Operations

The following table summarizes the Partnership’s financial results for the three and twelve months ended December 31, 2017 and 2018 (in thousands, except per unit data):

	Three Months ended December 31,		Twelve Months ended December 31,
	2017	2018	2017	2018
	(unaudited)
Service revenue:
Third-party revenue	$26,329	$14,592	$113,772	$58,756
Related-party revenue	15,077	4,351	56,688	22,131
Lease revenue:
Third-party revenue	—	10,658	—	42,067
Related-party revenue	—	5,377	—	25,961
Product sales revenue:
Third-party revenue	2,842	88,546	11,479	235,438
Related-party revenue	—	—	—	482
Total revenue	44,248	123,524	181,939	384,835
Costs and expenses:
Operating expense	31,909	26,593	123,805	113,890
Cost of product sales	2,324	53,283	8,807	126,776
Cost of product sales from related party	—	34,616	—	102,469
General and administrative expense	4,112	2,966	17,112	15,995
Asset impairment expense	2,355	52,437	2,400	53,068
Total costs and expenses	40,700	169,895	152,124	412,198
Gain (loss) on sale of assets	11	(151)	(975)	149
Operating income (loss)	3,559	(46,522)	28,840	(27,214)
Other income (expense):
Equity earnings in unconsolidated affiliate	—	—	61	—
Gain on sale of unconsolidated affiliate	53	—	5,337	2,225
Interest expense	(3,232)	(4,177)	(14,027)	(16,860)
Income (loss) before income taxes	380	(50,699)	20,211	(41,849)
Provision for income taxes	19	(17)	166	198
Net income (loss)	$361	$(50,682)	$20,045	$(42,047)

Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income (loss)	$167	$(810)	$944	$(512)
Preferred interest in net income	$6,278	$6,279	$25,115	$25,115
Net loss available to limited partners	$(6,084)	$(56,151)	$(6,014)	$(66,650)

Basic and diluted net loss per common unit	$(0.15)	$(1.36)	$(0.15)	$(1.61)

Weighted average common units outstanding - basic and diluted	38,878	40,398	38,342	40,348

The table below summarizes the Partnership’s financial results by segment operating margin, excluding depreciation and amortization for the three and twelve months ended December 31, 2017 and 2018 (dollars in thousands):

Operating Results	Three Months ended December 31,		Twelve Months ended December 31,		Favorable/(Unfavorable)
					Three Months		Twelve Months
(in thousands)	2017	2018	2017	2018	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt terminalling services operating margin	$15,013	$16,706	$64,623	$66,327	$1,693	11%	$1,704	3%
Crude oil terminalling services operating margin	3,961	2,048	17,977	8,778	(1,913)	(48)%	(9,199)	(51)%
Crude oil pipeline services operating margin	(1,388)	(2,467)	(1,700)	(3,604)	(1,079)	(78)%	(1,904)	(112)%
Crude oil trucking and producer field services operating margin	(17)	159	(434)	(442)	176	1,035%	(8)	(2)%
Total operating margin, excluding depreciation and amortization	$17,569	$16,446	$80,466	$71,059	$(1,123)	(6)%	$(9,407)	(12)%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges and fees related to the asset sales transaction. Distributable cash flow is defined as Adjusted EBITDA minus cash paid for interest, maintenance capital expenditures, cash paid for taxes and fees related to the asset sales transaction. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income (loss) for the periods shown (in thousands, except ratios):

	Three Months ended December 31,		Twelve Months ended December 31,
	2017	2018	2017	2018
Net income (loss)	$361	$(50,682)	$20,045	$(42,047)
Interest expense	3,232	4,177	14,027	16,860
Income taxes	19	(17)	166	198
Depreciation and amortization	7,554	7,414	31,139	29,359
Non-cash equity-based compensation	547	465	2,280	2,284
Asset impairment expense	2,355	52,437	2,400	53,068
Fees related to asset sale transaction	—	—	—	555
Adjusted EBITDA	$14,068	$13,794	$70,057	$60,277
Cash paid for interest	(3,573)	(3,928)	(13,732)	(16,088)
Cash paid for income taxes	14	12	(158)	(133)
Maintenance capital expenditures, net of reimbursable expenditures	(1,860)	(3,378)	(7,936)	(8,749)
Fees related to asset sale transaction	—	—	—	(555)
Distributable cash flow	$8,649	$6,500	$48,231	$34,752

Distributions declared (1)	$12,586	$9,747	$49,499	$41,898
Distribution coverage ratio	0.69x	0.67x	0.97x	0.83x
(1) Inclusive of preferred and common unit declared cash distributions.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

Operating Results	Three Months ended December 31,		Twelve Months ended December 31,		Favorable/(Unfavorable)
					Three Months		Twelve Months
(in thousands)	2017	2018	2017	2018	$	%	$	%
Total operating margin, excluding depreciation and amortization	$17,569	$16,446	$80,466	$71,059	$(1,123)	(6)%	$(9,407)	(12)%
Depreciation and amortization	(7,554)	(7,414)	(31,139)	(29,359)	140	2%	1,780	6%
General and administrative expense	(4,112)	(2,966)	(17,112)	(15,995)	1,146	28%	1,117	7%
Asset impairment expense	(2,355)	(52,437)	(2,400)	(53,068)	(50,082)	(2,127)%	(50,668)	(2,111)%
Gain (loss) on sale of assets	11	(151)	(975)	149	(162)	(1,473)%	1,124	115%
Operating income	$3,559	$(46,522)	$28,840	$(27,214)	$(50,081)	(1,407)%	$(56,054)	(194)%

Investor Conference Call

The Partnership will discuss fourth quarter and full year 2018 results during a conference call on Tuesday, March 12, 2019, at 10:00 a.m. CST (11:00 a.m. EST). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership’s website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;

•
6.9 million barrels of above-ground crude oil terminalling facilities located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange in Cushing, Oklahoma;

•	646 miles of crude oil pipeline located primarily in Oklahoma and Texas; and

•	60 crude oil transportation vehicles deployed in Oklahoma, Kansas and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900